UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2023 (November 16, 2023)

HELIX ENERGY SOLUTIONS GROUP, INC.
(Exact name of registrant as specified in its charter)

Minnesota	001-32936	95-3409686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3505 West Sam Houston Parkway North
Suite 400
Houston, Texas	77043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 281-618-0400

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	HLX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase Agreement

On November 16, 2023, Helix Energy Solutions Group, Inc. (the “Company”) and the subsidiaries of the Company that guarantee its senior secured credit facility entered into a purchase agreement (the “Purchase Agreement”) with Wells Fargo Securities, LLC, as representative of the several initial purchasers named therein (the “Purchasers”).  Pursuant to the Purchase Agreement, the Company agreed to issue and sell $300 million aggregate principal amount of its 9.750% Senior Notes due 2029 (the “Notes”). The Notes will be guaranteed on a senior unsecured basis by the subsidiaries of the Company that guarantee its secured credit facility, as well as certain future subsidiaries that guarantee certain of the Company's debt, including its secured credit facility (the “Guarantors”). The net proceeds from the sale of the Notes (after deducting the Purchasers’ discount and estimated offering expenses) are expected to be approximately $290.1 million. The offering of the Notes is expected to close, subject to customary closing conditions, on December 1, 2023. The Company intends to use the net proceeds from the offering, together with cash on hand and shares of common stock, as necessary, to pay the cost of extinguishing its obligations with respect to its outstanding 6.75% Convertible Senior Notes due 2026 (the “2026 Convertible Notes”), which may include privately negotiated transactions and payments in settlement of redemptions or conversions of such notes.  The Company intends to use the remainder of the net proceeds from this offering, if any, for general corporate purposes, which may include repayment of other indebtedness. The Company reserves the right to settle and extinguish the 2026 Convertible Notes in cash, shares of its common stock, or any combination thereof.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and the Guarantors and customary closing conditions.  Under the Purchase Agreement, the Company and the Guarantors and the Purchasers agreed to indemnify the other party against certain liabilities.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws. The notes and related guarantees will be offered only to persons reasonably believed to be qualified institutional buyers in reliance on the exemption for registration set forth in Rule 144A of the Securities Act, and outside of the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S Under the Securities Act.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 herein by reference.

Statements in this Current Report on Form 8-K, including but not limited to those relating to the Notes, including their timing and issuance, terms and use of proceeds therefrom and other statements that are not historical facts, are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include market conditions, risks regarding financing and other risks described in the Company’s Form 10-K for the year ended December 31, 2022 and its other filings with the United States Securities and Exchange Commission.

Item 7.01.	Regulation FD Disclosure.

On November 16, 2023, the Company issued a press release announcing the pricing of the Notes. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 7.01 by reference.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1
Purchase Agreement, dated November 16, 2023, among Helix Energy Solutions Group, Inc., guarantors party thereto and Wells Fargo Securities, LLC, as representative of the several initial purchasers named therein.

99.1	Press release dated November 16, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2023
HELIX ENERGY SOLUTIONS GROUP, INC.
	By:	/s/ Erik Staffeldt
Erik Staffeldt
Executive Vice President and
Chief Financial Officer